Exhibit 3.207

LIMITED LIABILITY COMPANY AGREEMENT

OF

ESTERLINE TECHNOLOGIES SGIP, LLC

a Delaware limited liability company

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TABLE OF CONTENTS

(continued)

		Page
17.	Reliance by Third Parties	6

18.	No Corporation or Partnership Intended for Nontax Purposes	6

19.	Amendments	6

20.	Governing Law	6

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LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement of Esterline Technologies SGIP, LLC (this “Agreement”) is effective as of October 26, 2011.

RECITALS

A.    Esterline Technologies SGIP, LLC (the “Company”) was formed on October 26, 2011 pursuant to the filing of the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the state of Delaware.

B.    The parties hereto desire to enter into this Agreement to reflect the terms and provisions relating to the ownership and management of the Company.

NOW, THEREFORE, in consideration for the mutual promises provided herein, the parties agree as follows:

AGREEMENT

1.	Organization of Company

1.1	Name

The name of the Company is Esterline Technologies SGIP, LLC, or such other name as the Manager may from time to time hereafter designate.

1.2	Formation

The Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”).

1.3	Certificate of Formation

The term of the Company commenced upon the filing of the Certificate with the Secretary of State of the state of Delaware and shall be perpetual unless earlier terminated and dissolved pursuant to Section 12.

1.4	Registered Agent

The registered office and registered agent of the Company may be changed by the Manager from time to time.

2.	Definitions, Rules of Construction

In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Agreement” means this Limited Liability Company Agreement as originally executed and as amended or restated from time to time.

“Unit” has the meaning given it in Section 8 hereof.

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

3.	Purpose

The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Act, as such business activities may be determined by the Manager from time to time.

4.	Principal Office

The principal office of the Company, and such additional offices as the Manager may establish, shall be located at such place or places inside or outside the state of Delaware as the Manager may designate from time to time.

5.	The Member

The name and business address of the member (the “Member”) of the Company are set forth on Exhibit A.

6.	Term

The Company shall continue until dissolved and terminated in accordance with Section 13 of this Agreement.

7.	Management of the Company

7.1	Manager

The Company shall be managed by a manager (the “Manager”) appointed by the Member. The initial Manager shall be Esterline Technologies Corporation. The Manager may be removed at any time by the Member. The Manager shall serve as such until its resignation or removal by the Member or the appointment of its successor.

7.2	Authority of Manager

The Manager shall have the sole and exclusive right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, including the power to execute any contract or other agreement or document on behalf of the Company. Without limiting the foregoing, the Manager shall have the authority on behalf of the Company:

(a)    to admit additional Members upon such terms and conditions, at such time or times, and for such capital contributions as the Manager shall in its sole discretion shall determine, and

(b)    to create subsidiaries of the Company, to cause the Company to contribute capital to subsidiaries or to make loans to affiliated and non-affiliated entities, to cause the Company to act as a general partner, manager or otherwise control affiliated companies and to cause the Company to provide guarantees to affiliated entities.

7.3	Limitation on Authority of Manager

The Manager shall not have authority to do or take any of the following actions without approval of the Member:

(a)    Perform any act in contravention of this Agreement or that would make it impossible or unreasonably burdensome to carry on the business of the Company; or

(b)    File for bankruptcy by or on behalf of the Company.

7.4	Appointment by Manager

The Manager may appoint, employ, or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its sole discretion. The Manager may delegate to any such officer, person or entity such authority to act on behalf of the Company as the Manager may from time to time deem appropriate in its sole discretion.

7.5	Execution of Company Documents

The Manager may execute any contract or other agreement or document on behalf of the Company, and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware such certificates or other filings as may be required from time to time. When the taking of such action has been authorized by the Manager, any officer of the Company or any other person specifically authorized by the Manager may execute any contract or other agreement or document on behalf of the Company.

8.	Capital Contributions

(a)    The Member shall make such initial and any additional capital contributions at such times and in such amounts as shall be determined by the Manager.

(b)    The Company is authorized to issue an unlimited number of Units of membership interests (the “Units”). As of the date of this Agreement, the Member has been issued that number of Units shown on Exhibit A. Fractions of a Unit may be created and issued. The rights, preferences, privileges and restrictions granted to and imposed upon the Units shall be as provided herein. The Manager may, at any time and from time to time, authorize the Company to issue additional Units and may amend Exhibit A from time to time to reflect the issuance of such additional Units.

(c)    Except as otherwise provided in this Agreement, as it may be amended from time to time,

(i)    all Units are identical in all respects and entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations, and restrictions, and

(ii)    the holder of each Unit shall have the right to one vote per Unit on each matter submitted to a vote of the Members.

(d)    The Company shall keep a register of its Members at its principal offices (or such other location as may be required by the Act), or at any other office designated by the Manager. There shall be entered on such register, at the time of the issuance of each unit, the name, address, telephone and fax numbers and email address of the person owning the units, the number of such units, and the date of issuance thereof.

9.	Distributions; Allocations of Income and Loss

Distributions of cash or other assets of the Company to the Member shall be made at such times and in such amounts as the Manager may determine. Distributions and allocations of taxable net income or net loss shall be made to the Member or, if there is more than one Member, among the Members in proportion to the number of Units owned by each.

10.	Books and Records

The Manager shall maintain records and accounts of all operations and expenditures of the Company. With respect to capital contributions, distributions, and allocations to the Member, the Manager shall maintain records in a written form.

11.	Assignments of Company Interest

The Member’s interest in the Company shall be transferable in whole or in part without the consent of any other person, and the assignee shall be admitted as a Member and admitted to all the rights of the transferring Member upon execution of a counterpart to this Agreement and upon the books and records of the Company being updated to reflect the transfer of the transferring Member’s Company interest to the new Member.

12.	Withdrawal

The Member shall not withdraw from the Company. The withdrawal of the Member shall result in the dissolution of the Company pursuant to Section 13.

13.	Dissolution

Subject to the provisions of Section 14 of this Agreement, the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a)    the determination of the Member to dissolve the Company; or

(b)    at such time as the Company has no Members.

14.	Winding Up

14.1	Responsibility for Winding Up

Upon dissolution of the Company pursuant to Section 13, the Manager may wind up the Company’s affairs; but the Court of Chancery, upon cause shown, may wind up the Company’s affairs upon application of a legal representative or assignee of the Manager, and in connection therewith may appoint a liquidating Trustee.

14.2	Distribution of Assets Upon Winding Up

Upon the winding up of the Company, the assets shall be distributed as follows:

(a)    To creditors, including the Member should it be a creditor, in satisfaction of liabilities of the Company other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member; and

(b)    The remainder, if any, shall go to the Member or, if there is more than one Member, to the Members in proportion to the number of Units owned by each.

15.	Limitation on Liability

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member and the Manager of the Company shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.

16.	Indemnification

16.1	Indemnification of Manager and Member

To the fullest extent not prohibited by law, the Company shall indemnify and hold harmless the Member and Manager from and against any and all losses, claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which the Member of Manager may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to any business of the Company transacted or occurring while the Member was a Member or the Manager was a Manager, as the case may be, regardless of whether the Member of Manager continues to be a Member or the Manager of the Company at the time any such liability or expense is paid or incurred.

16.2	Indemnification of Directors, Officers, Employees and Agents

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was serving at the request of the Company as a director, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including a service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such a proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

17.	Reliance by Third Parties

This Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, its Member, and their successors and assigns. Specifically (but not by way of limitation), this Agreement is not intended for the benefit of any creditor of the Company or any other person. Except to the extent provided by applicable statute, and then only to that extent, no such creditor or third party shall have any rights under this Agreement or under any other agreement between the Company and the Member, either with respect to any contribution to the Company or otherwise.

18.	No Corporation or Partnership Intended for Nontax Purposes

The Member has formed the Company under the Act, and expressly denies any intent hereby to form a partnership under either the Delaware Uniform Partnership Act or the Delaware Limited Partnership Act or a corporation under the Delaware General Corporation Law.

19.	Amendments

This Agreement may be amended only upon the unanimous written consent of the Members.

20.	Governing Law

This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

COMPANY:

ESTERLINE TECHNOLOGIES SGIP, LLC

BY	ESTERLINE TECHNOLOGIES CORPORATION, its Manager

	By	/s/ Robert D. George
Robert D. George Vice President, Chief Financial Officer Secretary and Treasurer

MEMBER:

ESTERLINE TECHNOLOGIES CORPORATION

By	/s/ Robert D. George
Robert D. George Vice President, Chief Financial Officer Secretary and Treasurer

EXHIBIT A

Member Name & Address	Units Owned
Esterline Technologies Corporation 500 108th Avenue NE, Suite 1500 Bellevue WA 98004	3